Exhibit 99.1

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Interval Leisure Group, Interval International, Resort Quest Hawaii Logos

Interval Leisure Group is comprised of two segments, Interval International and Resort Quest Hawaii.

Its principle business, Interval International, has been a leading provider of membership and leisure services to the vacation ownership industry for more than 32 years with 26 offices in 16 countries.

Resort Footage-Interior and Exterior Shots

Vacation ownership, a segment of the worldwide hospitality industry, offers the consumer much more than a typical hotel vacation. Vacation ownership accommodations are spacious. The resorts are designed to be a home away from home with separate bedrooms, living rooms and kitchens. Millions of families around the world choose vacation ownership

Beach shot with the words “A Lifetime of Great Vacations	Because it offers them a lifetime of great vacations.

Vacation ownership gives consumers a world of options through Interval’s core product, vacation exchange.  Exchange offers developer clients a compelling, low-cost and valuable enhancement to their resort product and offers consumers the flexibility to trade the use and occupancy of the vacation time they own, for another time or another resort.

Couple in their home

Testimonial:

I think it’s really important for us to take a vacation, and take time away because we are so busy all of the time and I feel like when we’re here that it’s just our time, and it could be time that we spend as a couple but more importantly as we spend with our family. It’s just our own space and nothing else really matters.

Narrator: And, the pre-paid nature of vacation ownership encourages continued usage.

Couple sitting by a fireplace

“What made us decide to become vacation owners was the thought that, if we own, we would take vacations. We wouldn’t um ya know say well we’re gonna save for his big vacation and then never take it.  If we own we have the opportunity to go.”

Interval has a network of more than 2,400 resorts in over 75 countries, and offers vacation exchanges to approximately 2 million member households worldwide.

The flexibility of vacation exchange is a key purchase motivation for consumers, and gives Interval members a world of vacation choices whether online or through its global call centers.

Resort exterior shot

Silhouette of a man golfing with the words Vacation Exchange, Getaways, Interval Gold, and Interval Travel on screen.

In addition to exchange, Interval members may also take advantage of getaway vacations, attractively priced resort rentals which are used as extra vacations during the year. These rentals include inventory from Resort Quest Hawaii, which manages more than 4,500 units throughout the Hawaiian Islands....  Premium membership opportunities are available through Interval’s enhanced membership program, Interval Gold, and a full array of travel services with Interval Travel.

Interval’s focus on quality has attracted a client base that includes some of the largest and most respected hospitality brands and independent developers in the world.

Interval also offers resort developers additional operational services, including backroom reservation servicing, through its global infrastructure.  Specially trained vacation advisors in Interval’s call centers seamlessly service members, while creating additional touch points with them.

Interval Leisure Group, with an established track record of more than three decades is a leading provider of membership and leisure services to the vacation industry.